Exhibit 4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13D (including any and all amendments thereto) with respect to the ordinary shares, nominal value $0.01 per share, of Procaps Group, S.A. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party making such filing, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of April 22, 2025.

FLYING FISH VENTURES, LP

By: Magnolia Management GP LLC, its general partner

By:	/s/ Ezequiel A. Camerini
Name:	Ezequiel A. Camerini
Title:	Attorney-In-Fact

MAGNOLIA MANAGEMENT GP, LLC

By:	/s/ Leon Viale Eduardo Fernandez
Name:	Leon Viale Eduardo Fernandez
Title:	Manager

By:	/s/ Tomas Fernandez Mac Auliffe
Tomas Fernandez Mac Auliffe

By	/s/ Eduardo Fernandez Mac Auliffe
Eduardo Fernandez Mac Auliffe